EXHIBIT 5.1

AMY M. TROMBLY, ESQ.
Trombly Business Law
1320 Centre Street, Suite 202
Newton, MA 02459
(617) 243-0060

January 29, 2008

Vital Products, Inc.
35 Adesso Drive
Concord, Ontario
Canada L4K 3C7
(905) 738-5216

Re: Registration Statement on Form SB-2

Gentlemen:

I have acted as counsel to Vital Products, Inc., a Delaware corporation
(the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form SB-2, as amended, Registration No. 333-127915 (the "Registration Statement"), pursuant to which the Company is registering the resale of up to 4,500,000 shares of its common stock, par value $0.0001 per share (the "Shares") including (i) up to 3,500,000 shares of common stock held by certain selling shareholders and (ii) up to 1,000,000 shares of common stock held in a trust to benefit the shareholders of On The Go Healthcare, Inc. This opinion is being rendered in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, I have examined the Company's Articles of Incorporation, By-laws and such other records of the corporate proceedings of the Company and certificates of the Company's officers as I deemed relevant, and the Registration Statement and the exhibits thereto.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the limitations set forth below, I am of the opinion that the 3,500,000 shares of common stock held by certain selling shareholders are duly and validly issued, fully paid and non-assessable and the 1,000,000 shares of common stock held in a trust to benefit the shareholders of On The Go Healthcare, Inc. will be, when distributed in the manner described in the Trust Agreement and the Registration Statement, duly and validly issued, fully paid and non-assessable.

My opinion is limited to the federal securities laws of the United States and the laws of the State of Delaware, including the statutory provisions, all applicable provisions of the Nevada Revised Statutes and reported judicial decisions interpreting these laws and I express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and even though the Shares may be issued from time to time on a delayed or continuous basis, I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

I understand that you wish to file this opinion as an exhibit to the Registration Statement, and I hereby consent thereto.


Very truly yours,

/s/ Amy Trombly, Esq.
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    Amy Trombly, Esq.



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